UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2014

MobileBits Holdings Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53953	26-3033276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5901 N. Honore Ave., Suite 110 Sarasota, Florida 34243
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (941) 225-6115

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction  A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors and Officers

Effective as of May 30, 2014, Walter Kostiuk confirmed his resignation from all officer positions with MobileBits Holdings Corporation, a Nevada corporation (the “Company”) and its various affiliates, with the exception that he remained the Chief Strategy Officer of the Company.  On June 3, 2014, Walter Kostiuk resigned from the Board of Directors of the Company and its affiliates.  On May 27, 2014, Matthew Mountain, Greg Goldberg and Glenda Glover also resigned as members of the Board of Directors of the Company, effective immediately.  The resignations of each of Kostiuk, Mountain, Goldberg and Glover was not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

Election of Officers

On April 21, 2014, the Board approved the election of Hussein Abu Hassan as President of the Company.  On June 19, 2014, the Board approved the appointment of Kent Kirschner as interim Chief Executive Officer of the Company.

Hussein Abu Hassan, age 36, is an entrepreneur with diverse background in building businesses from ground up. Mr. Hassan serves as Chairman of the Board of Orix Investments Corp since March 2013, a Member of the Board of Directors of Najak Investments since June 2012, which is a private equity group focused on emerging digital marketing technology and biotech sectors, and an Executive Director and Board Member of Orient Shipping Co. since June 2000. He was previously serving as the Chief Executive Officer and Chairman of Pioneers Holding Ltd. from 2010 to 2013 and is now an active Board Member.

Mr. Hassan holds a Bachelor of Business Administration degree in International Business, Trade and Commerce from College of Mount St. Joseph.

Kent Kirschner, age 42, is the Vice President Global Business Development at the Company, with responsibility managing the growth of Samy through retail, media and reseller partners. He brings two decades of experience working in the media, production and advertising industries. Mr. Kirschner began his career as a production manager working on National Geographic films in remote countries around the world. Since 1998, Mr. Kirschner has worked in a variety of roles with several major companies that are focused on publishing, digital advertising and social media.

As Director of Latin America for Universal Press, a leading provider and syndicator of editorial content, Mr. Kirschner grew the Latin America business unit by 80%. From there he went on to build and manage a chain of Hispanic newspapers that grew to be published in more than 30 U.S. markets. Moving from print media to digital, Mr. Kirschner joined Neighborhood America, a leading provider of enterprise social media platforms, and was charged with building an advertising and media business unit which included projects with AMEX, Scripps Networks (HGTV), Rodale and Kodak. He then went on to join Traffiq, one of the first demand side platform's (DSP) in the digital advertising industry as its Director for Latin America. While there, he built a publisher network of 300+ ad networks and independents generating almost 100 million monthly unique visitors.

Mr. Kirschner received a B.A. degree from Columbia University in Latin American Studies and was a Rotary International Ambassadorial scholar.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Mr. Hassan and Mr. Kirschner.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K.

Material Plans, Contracts or Arrangements and Employment Agreements

On April 21, 2014, the Company entered into an Employment Agreement with Mr. Hassan as President of MobileBits Corporation, a Florida corporation, for a term of three years commencing immediately until April 21, 2017. The agreement shall automatically be extended for one additional year unless either party gives the other written notice of non-renewal at least ten days prior to the renewal date. MobileBits Corporation agreed to pay a basic annual salary of $120,000 per year, payable monthly on the first day of each month during the term of the agreement, subject to an increase as the parties may agree. MobileBits Corporation will also pay to Mr. Hassan a bonus not less than 100% of the basic salary. In addition, Mr. Hassan shall receive 7-year nonqualified stock options to purchase an aggregate of 12,000,000 shares of the common stock of MobileBits Corporation at an exercise price of $0.05.

Mr. Kirschner will not receive any compensation as the interim Chief Executive Officer but will continue to receive compensation and benefits as Vice President Global Business Development of the Company.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILEBITS HOLDINGS CORPORATION

Date: June 19, 2014	By:	/s/ James Burk
James Burk
Chief Financial Officer

3